Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2005 accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting appearing in the Annual Report of Visual Networks, Inc. on Form 10-K, as amended, as of, and for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Vienna, Virginia
November 3, 2005